Exhibit 8.1

FORM OF OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

[●], 2018

Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, NY 10036

Ladies and Gentlemen:

We have acted as tax counsel to Twenty-First Century Fox, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger dated December 13, 2017, as amended as of [●], by and among the Company, The Walt Disney Company, a Delaware corporation (“Disney”), TWC Merger Enterprises 2 Corp., a Delaware corporation and a wholly-owned subsidiary of Disney, TWC Merger Enterprises 1, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of, and an entity disregarded as separate from, Disney (such agreement, the “Merger Agreement”). This opinion is being delivered in connection with the Registration Statement (File No. [●]) of Disney on Form S-4 filed on [●], with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”), and the related joint Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”). Capitalized terms used herein but not defined shall have the meanings set forth in the Merger Agreement.

In preparing our opinion, we have relied upon the accuracy and completeness of certain statements, representations, warranties, covenants and information made by representatives of the Company, [New Fox, Inc.], a Delaware corporation (“New Fox”) and Disney, including the accuracy and completeness of all representations and covenants set forth in certificates dated as of the date hereof by officers of the Company, New Fox and Disney. We have also relied upon the accuracy of and completeness of the statements, representations, warranties, covenants and information set forth in (i) the Merger Agreement, (ii) the Registration Statement, (iii) the Proxy Statement/Prospectus and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

For purposes of this opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by the Company, New Fox and Disney.

In preparing our opinion, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons and the authenticity of all documents. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance with the terms of the Merger Agreement and such other operative documents and that such documents accurately reflect the material facts of such transactions.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (“IRS”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences” (other than, in the latter case, the assumptions (a) that the Distribution qualifies as a transaction described in Section 355(a) of the Code and (b) that the Mergers qualify as a “reorganization” described in Section 368(a) of the Code) it is our opinion that under current U.S. federal income tax law:

1.	no income, gain or loss will be recognized by a holder of Company common stock (a “Shareholder”) as a result of the receipt of New Fox common stock in the Distribution, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of New Fox common stock;

2.	the aggregate tax basis in the shares of New Fox common stock received by a Shareholder pursuant to the Distribution (including fractional shares deemed received as described below) will be equal to such Shareholder’s aggregate tax basis in its Company common stock surrendered in exchange for the shares of New Fox common stock;

3.	the holding period for the New Fox common stock received by a Shareholder in the Distribution (including fractional shares deemed received as described below) will include the holding period for the Company common stock exchanged therefor;

4.	a Shareholder that receives cash in lieu of a fractional share of New Fox common stock will be treated as having received such fractional share pursuant to the Distribution and then as having sold such fractional share on the open market for cash, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and such Shareholder’s adjusted basis allocated to such fractional share.

5.	the Company will not recognize gain or loss in the Mergers;

6.	no gain or loss will be recognized by, or be includible in the income of, a Shareholder as a result of the receipt of Disney common stock pursuant to the Initial Merger, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of Disney common stock;

7.	the aggregate tax basis in the shares of Disney common stock received by a Shareholder pursuant to the Initial Merger (including fractional shares deemed received as described below) will be equal to such Shareholder’s aggregate tax basis in its Company common stock surrendered in exchange for the Disney common stock;

8.	a Shareholder’s holding period for the Disney common stock received in the Initial Merger (including fractional shares deemed received as described below) will include the holding period for the Company common stock surrendered in the Initial Merger; and

9.	a Shareholder that receives cash in lieu of a fractional share of Disney common stock will be treated as having received such fractional share pursuant to the Initial Merger and then as having sold such fractional share for cash and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and such Shareholder’s adjusted basis allocated to such fractional share.

Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, representation, statement, covenant, or assumption relied upon herein that becomes incorrect or untrue. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. We consent to the use of our name in the Registration Statement and with the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

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